Exhibit 99.1

For more information contact:		Sysco Corporation 1390 Enclave Parkway Houston, TX 77077
Shannon Mutschler Senior Director, Investor Relations T 281-584-1439	Charley Wilson Vice President, Corporate Communications T 281-584-2423

SYSCO REPORTS THIRD QUARTER NET EARNINGS OF $181 MILLION AND

DILUTED EPS OF $0.31 ($0.38 after adjusting for certain items)

HOUSTON, May 5, 2014 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third fiscal quarter ended March 29, 2014.

Third Quarter Fiscal 2014 Highlights

•	Sales were $11.3 billion, an increase of 3.2% from $10.9 billion in the third quarter of fiscal 2013.

•	Operating income was $333 million, a decrease of 1.4%, compared to $337 million in last year’s third quarter.

•	Diluted earnings per share (EPS) were $0.31, which was 8.8% lower compared to $0.34 in last year’s third quarter.

•	After adjusting for certain items, which mainly related to merger and integration planning expenses, and a legal contingency accrual, adjusted[1] diluted EPS was $0.38, or 5.0% lower compared to $0.40 in the prior year period.

Year-To-Date Fiscal 2014 Highlights

•	Sales were $34.2 billion, an increase of 4.3% from $32.8 billion in the first 39 weeks of fiscal 2013.

•	Operating income was $1.2 billion, a decrease of 3.0% compared to the prior year period.

•	Diluted EPS was $1.15, which was 4.2% lower compared to $1.20 in last year’s first 39 weeks.

•	After adjusting for certain items, which mainly related to merger and integration planning expenses, a legal contingency accrual, and a change in Sysco’s self-insurance reserve, adjusted[1] diluted EPS was $1.26 which was 1.6% lower compared to the prior year.

•	Cash flow from operations increased 11.7% to $848 million in the first 39 weeks of fiscal 2014, and free cash flow[1] increased 21.5% to $484 million.

“Third quarter sales growth was modest due to the impact of severe weather and lower levels of inflation compared to the prior year. However, March sales and gross profit year-over-year trends were significantly stronger compared to January and February as demand rebounded with improved weather and locally-managed sales strengthened,” said Bill DeLaney, Sysco’s president and chief executive officer. “In addition, while we experienced cost pressure in our delivery area, continued progress in implementing our Business Transformation initiatives drove lower year-over-year operating expense per case in our Broadline segment.”

Third Quarter Fiscal 2014 Summary

Sales for the third quarter were $11.3 billion, an increase of 3.2% compared to sales in the same period last year. Food cost inflation was 0.9%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat and seafood categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.8%, and the impact of changes in foreign exchange rates for the third quarter decreased sales by 0.9%. Case volume for the company’s Broadline and SYGMA operations combined grew 3.0% during the quarter, including acquisitions, and approximately 2.3%, excluding acquisitions.

Gross profit for the third quarter was $2.0 billion, an increase of 2.7% compared to the prior year. Operating expenses in the third quarter increased $57 million, or 3.5% compared to the prior year period. The year-over-year increase in operating expenses was mainly due to increased case volume and new costs from acquired companies, increased delivery and warehouse costs and higher corporate expenses, partially offset by lower sales organization costs, and a decrease in retirement-related expense.

Operating income was $333 million in the third quarter, decreasing $5 million, or 1.4% compared to operating income in the prior year. After adjusting for certain items, which mainly related to merger integration planning expenses, and a legal contingency accrual, adjusted1 operating income increased 0.3% from the prior year period.

Net earnings for the third quarter were $181 million, a decrease of $20 million, or 10.2%, compared to the prior year. Diluted EPS in the third quarter of fiscal 2014 was $0.31, which was 8.8% lower compared to last year’s third quarter. After adjusting for certain items, adjusted diluted EPS decreased 5.0% from the prior year period.

Year-To-Date Fiscal 2014 Summary

Sales for the first 39 weeks of fiscal 2014 were $34.2 billion, an increase of 4.3% compared to sales in the same period last year. Food cost inflation was 1.3%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat and seafood categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 1.6%, and the impact of changes in foreign exchange rates for the first 39 weeks of the fiscal year decreased sales by 0.6%. Case volume for the company’s Broadline and SYGMA operations combined grew 3.8% during the first 39 weeks, including acquisitions, and approximately 2.3%, excluding acquisitions.

Gross profit for the first 39 weeks was $6.0 billion, an increase of 1.7%, compared to the prior year. Operating expenses in the first 39 weeks increased $137 million, or 2.9%, compared to operating expenses in the prior year period primarily due to increased case volume and new costs from acquired companies, increased delivery and warehouse costs and higher corporate expenses, partially offset by lower sales organization costs, and a decrease in retirement-related expense.

Operating income was $1.2 billion in the first 39 weeks, decreasing $36 million, or 3.0% compared to operating income in the prior year. After adjusting for certain items, which mainly related to merger integration planning expenses, a change in Sysco’s self-insurance reserve, and a legal contingency accrual, adjusted1 operating income declined 1.7% from the prior year.

Net earnings for the first 39 weeks were $677 million, a decrease of $32 million, or 4.5%, compared to the prior year. Diluted EPS in the first 39 weeks of fiscal 2014 was $1.15, which was 4.2% lower compared to last year’s first 39 weeks. After adjusting for certain items, adjusted diluted EPS declined 1.6% from the prior year.

Cash Flow and Capital Spending

Cash flow from operations was $848 million for the first 39 weeks of fiscal 2014, compared to $759 million in the first 39 weeks of fiscal 2013, or an increase of 11.7%. Total capital expenditures totaled $117 million for the third quarter, and $387 million for the first 39 weeks of the year. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.

Free cash flow increased 21.5% in the first 39 weeks of fiscal 2014 to $484 million compared to the first 39 weeks of fiscal 2013.

Conference Call & Webcast

Sysco’s third quarter fiscal 2014 earnings conference call will be held on Monday, May 5, 2014, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 193 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2013 that ended June 29, 2013, the company generated sales of more than $44 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at www.twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations portion of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

[1]	See Non-GAAP Reconciliation below for more information

Forward-Looking Statements

Statements made in this press release or in our earnings call for the third quarter of fiscal 2014 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to and the benefits and expected timing of our business transformation initiatives, our plans and expectations related to and the benefits of the proposed merger with US Foods, and our plans and expectations related to acquisitions. These statements also include expectations regarding our operating performance results, market conditions and trends, inflation, our expense management and Broadline cost per case performance, business transformation costs and expenses, free cash flow and capital expenditures. The success of our business transformation initiatives and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food-away-from-home, may not reverse. Market conditions may not improve as anticipated. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may continue to decline. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our Business Transformation Project. There are various risks related to the project, including the risk that the project and its various components may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of the ERP system may be greater or less than currently expected because we have encountered, and may continue to encounter, the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience delays in deployment, operating problems, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects to our business, results of operations and liquidity if the ERP system, and the associated process changes, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. In fiscal 2013, we delayed the deployment of certain components of our ERP system so that we could address certain areas of improvement. We installed a major scheduled update to the ERP system and deployed the system to three additional locations in the first 39 weeks of fiscal 2014, and have deployed the system to two additional locations in April 2014. Planned deployments in the coming quarters are dependent upon the success of the ERP system and the updates at the current locations. We may experience delays, cost overages or operating problems when we deploy the system to additional locations. Our plans related to and the timing of the implementation of the ERP system, as well as the cost transformation and category management initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. We may fail to realize anticipated benefits, particularly expected cost savings, from our cost transformation initiative. If we are unable to realize the anticipated benefits from our cost cutting efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. We may also fail to realize the full anticipated benefits of our category management initiative, and may be unable to successfully execute the initiative in our anticipated timeline. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our business transformation initiatives and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The consummation of the merger with US Foods is subject to regulatory approval and the satisfaction of certain conditions, and we cannot predict whether the necessary conditions will be satisfied or waived and the requisite regulatory approvals received. Sysco and US Foods may be required to take certain actions to obtain regulatory approval for the merger, including the divestiture of assets, which could negatively impact the projected benefits of the merger. Termination of the merger agreement with US Foods could require Sysco to make a termination payment of $300 million, which could adversely impact Sysco’s stock price, liquidity and financial condition. As a result of uncertainties surrounding the proposed merger, prospective suppliers and customers may delay or decline to enter into agreements with us, and we may also lose current suppliers and customers, and fail to retain key employees. The pending merger and our current pre-merger integration planning efforts may divert our management’s attention from day-to-day business operations and the execution of our business transformation initiatives, which could result in performance shortfalls. Integration of the businesses of Sysco and US Foods may be more difficult, costly or time consuming than expected, and the merger may not result in any or all of the anticipated benefits, including cost synergies. We may fail to retain some of US Foods’ vendors and customers after the proposed merger. Consummation of the merger will require Sysco to incur significant additional indebtedness, which could adversely impact our financial condition and may hinder our ability to obtain additional financing and pursue other business and investment opportunities. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 29, 2013, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Mar. 29, 2014	Mar. 30, 2013	Mar. 29, 2014	Mar. 30, 2013
Sales	$11,277,484	$10,926,371	$34,229,720	$32,810,177
Cost of sales	9,282,743	8,983,889	28,204,541	26,885,790

Gross profit	1,994,741	1,942,482	6,025,179	5,924,387
Operating expenses	1,662,116	1,605,280	4,862,579	4,725,752

Operating income	332,625	337,202	1,162,600	1,198,635
Interest expense	32,224	34,215	92,536	97,325
Other income, net	3,718	(3,410)	(5,027)	(7,640)

Earnings before income taxes	296,683	306,397	1,075,091	1,108,950
Income taxes	115,746	104,980	397,729	399,566

Net earnings	$180,937	$201,417	$677,362	$709,384

Net earnings:
Basic earnings per share	$0.31	$0.34	$1.16	$1.21
Diluted earnings per share	0.31	0.34	1.15	1.20

Average shares outstanding	585,885,137	589,149,731	585,802,651	588,222,833
Diluted shares outstanding	590,470,283	592,903,799	589,834,321	591,054,506
Dividends declared per common share	$0.29	$0.28	$0.86	$0.83

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Mar. 29, 2014	June 29, 2013	Mar. 30, 2013
ASSETS
Current assets
Cash and cash equivalents	$341,090	$412,285	$331,520
Accounts and notes receivable, less allowances of $80,254, $47,345, and $82,895	3,510,518	3,183,114	3,396,850
Inventories	2,527,900	2,396,188	2,413,190
Deferred income taxes	121,033	136,211	132,480
Prepaid expenses and other current assets	74,827	61,925	68,575
Prepaid income taxes	64,107	17,704	32,967

Total current assets	6,639,475	6,207,427	6,375,582
Plant and equipment at cost, less depreciation	3,956,209	3,978,071	3,938,277
Other assets
Goodwill	1,937,075	1,884,235	1,802,433
Intangibles, less amortization	181,036	205,719	150,779
Restricted cash	157,870	145,328	145,270
Other assets	266,599	243,167	244,869

Total other assets	2,542,580	2,478,449	2,343,351

Total assets	$13,138,264	$12,663,947	$12,657,210

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$71,510	$41,632	$32,045
Accounts payable	2,726,427	2,428,215	2,432,309
Accrued expenses	1,141,625	1,072,134	983,758
Current maturities of long-term debt	4,454	207,301	208,792

Total current liabilities	3,944,016	3,749,282	3,656,904
Other liabilities
Long-term debt	2,986,163	2,639,986	2,557,314
Deferred income taxes	195,876	266,222	116,960
Other long-term liabilities	780,834	816,647	1,173,671

Total other liabilities	3,962,873	3,722,855	3,847,945
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,119,784	1,059,624	1,029,443
Retained earnings	8,687,098	8,512,786	8,394,426
Accumulated other comprehensive loss	(516,922)	(446,937)	(620,720)
Treasury stock at cost, 181,231,920, 179,068,430 and 171,925,048 shares	(4,823,760)	(4,698,838)	(4,415,963)

Total shareholders’ equity	5,231,375	5,191,810	5,152,361

Total liabilities and shareholders’ equity	$13,138,264	$12,663,947	$12,657,210

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	39-Week Period Ended
	Mar. 29, 2014	Mar. 30, 2013
Cash flows from operating activities:
Net earnings	$677,362	$709,384
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	60,869	56,749
Depreciation and amortization	409,072	379,998
Deferred income taxes	(39,452)	(42,069)
Provision for losses on receivables	20,887	29,068
Other non-cash items	4,810	1,577
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(350,755)	(408,186)
(Increase) in inventories	(134,793)	(206,244)
(Increase) decrease in prepaid expenses and other current assets	(16,250)	14,826
Increase in accounts payable	292,280	211,308
Increase (decrease) in accrued expenses	25,169	(507)
(Decrease) in accrued income taxes	(41,691)	(54,139)
(Increase) in other assets	(12,671)	(528)
(Decrease) increase in other long-term liabilities	(40,582)	70,005
Excess tax benefits from share-based compensation arrangements	(6,191)	(1,834)

Net cash provided by operating activities	848,064	759,408

Cash flows from investing activities:
Additions to plant and equipment	(387,451)	(373,048)
Proceeds from sales of plant and equipment	23,695	12,115
Acquisition of businesses, net of cash acquired	(40,462)	(210,036)
(Increase) in restricted cash	(12,542)	(18,042)

Net cash used for investing activities	(416,760)	(589,011)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	345,596	—
Other debt borrowings	30,287	50,629
Other debt repayments	(226,249)	(277,339)
Debt Issuance Costs	(21,794)	—
Proceeds from common stock reissued from treasury for share-based compensation awards	193,992	497,688
Treasury stock purchases	(332,381)	(321,042)
Dividends paid	(497,772)	(482,030)
Excess tax benefits from share-based compensation arrangements	6,191	1,834

Net cash used for financing activities	(502,130)	(530,260)

Effect of exchange rates on cash	(369)	2,516

Net (decrease) in cash and cash equivalents	(71,195)	(357,347)
Cash and cash equivalents at beginning of period	412,285	688,867

Cash and cash equivalents at end of period	$341,090	$331,520

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$116,179	$121,740
Income taxes	480,729	501,499

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		39-Week Period Ended
	Mar. 29, 2014	Mar. 30, 2013	Mar. 29, 2014	Mar. 30, 2013
Sales:
Broadline	$9,097,113	$8,861,568	$27,725,176	$26,698,301
SYGMA	1,522,978	1,425,975	4,582,439	4,258,545
Other	727,199	699,505	2,134,698	2,019,967
Intersegment	(69,806)	(60,677)	(212,593)	(166,636)

Total	$11,277,484	$10,926,371	$34,229,720	$32,810,177

Comparative Supplemental Statistical Information Related to Sales (Unaudited) Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.
	13-Week Period Ended		39-Week Period Ended
	Mar. 29, 2014	Mar. 30, 2013	Mar. 29, 2014	Mar. 30, 2013
Sysco Brand Sales as a % of MA-Served Sales	49.05%	48.23%	48.83%	47.92%
Sysco Brand Sales as a % of Broadline Sales	35.41%	35.86%	35.75%	36.20%
MA-Served Sales as a % of Broadline Sales	38.94%	39.49%	40.12%	41.20%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include charges from restructuring our executive retirement plans, multiemployer pension charges, severance charges, US Foods merger and integration planning costs, change in estimate of self-insurance, charges from a contingency accrual, charges from facility closures and amortization of US Foods financing costs. Management believes that adjusting its operating expenses, operating income, interest expense, net earnings and diluted earnings per share to remove these certain items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the certain items noted above.

	13-Week Period Ended Mar. 29, 2014	13-Week Period Ended Mar. 30, 2013	13-Week Period Change in Dollars	13-Week Period % Change
Operating expenses (GAAP)	$1,662,116	$1,605,280	$56,836	3.5%
Impact of restructuring executive retirement plans	(773)	(5,444)	4,671	-85.8
Impact of MEPP charges	—	(40,744)	40,744	-100.0
Impact of severance charges	(1,512)	(3,595)	2,083	-57.9
Impact of US Foods merger and integration planning costs	(32,416)	—	(32,416)	NM
Impact of contingency accrual	(20,000)	—	(20,000)	NM
Impact of facility closure charges	(1,022)	(285)	(737)	258.6

Operating expenses adjusted for certain items (Non-GAAP)	$1,606,393	$1,555,212	$51,181	3.3%

Operating Income (GAAP)	$332,625	$337,202	$(4,577)	-1.4%
Impact of restructuring executive retirement plans	773	5,444	(4,671)	-85.8
Impact of MEPP charges	—	40,744	(40,744)	-100.0
Impact of severance charges	1,512	3,595	(2,083)	-57.9
Impact of US Foods merger and integration planning costs	32,416	—	32,416	NM
Impact of contingency accrual	20,000	—	20,000	NM
Impact of facility closure charges	1,022	285	737	258.6

Operating income adjusted for certain items (Non-GAAP)	$388,348	$387,270	$1,078	0.3%

Interest Expense (GAAP)	$32,224	$34,215	$(1,991)	-5.8%
Impact of US Foods financing costs	(2,925)	—	(2,925)	NM

Interest Expense (GAAP)	$29,299	$34,215	$(4,916)	-14.4%

Net earnings (GAAP)	$180,937	$201,417	$(20,480)	-10.2%
Impact of restructuring executive retirement plans (net of tax)	471	3,579	(3,108)	-86.8
Impact of MEPP charges (net of tax)	—	26,784	(26,784)	-100.0
Impact of severance charges (net of tax)	922	2,363	(1,441)	-61.0
Impact of US Foods merger and integration planning costs (net of tax)	19,769	—	19,769	NM
Impact of contingency accrual (net of tax)	18,049	—	18,049	NM
Impact of facility closure charges (net of tax)	623	187	436	233.2
Impact of US Foods financing costs (net of tax)	1,784	—	1,784	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$222,555	$234,330	$(11,775)	-5.0%

Diluted earnings per share (GAAP)	$0.31	$0.34	$(0.03)	-8.8%
Impact of restructuring executive retirement plans	—	0.01	(0.01)	-100.0
Impact of MEPP charges	—	0.05	(0.05)	-100.0
Impact of US Foods merger and integration planning costs	0.03	—	0.03	NM
Impact of contingency accrual	0.03	—	0.03	NM
Impact of facility closure charges	—	—	—	NM
Impact of US Foods financing costs	—	—	—	NM

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$0.38	$0.40	$(0.02)	-5.0%

Diluted shares outstanding	590,470,283	592,903,799

(1)	Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, US Foods merger and integration planning costs, charges from a contingency accrual, charges from facility closures and amortization of US Foods financing costs was $32,029 and $17,155 for the 13-week periods ended March 29, 2014 and March 30, 2013, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate with the exception of the impact of the charges from a contingency accrual, which has an estimated non-deductible portion.

(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings—underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

	39-Week Period Ended Mar. 29, 2014	39-Week Period Ended Mar. 30, 2013	39-Week Period Change in Dollars	39-Week Period % Change
Operating expenses (GAAP)	$4,862,579	$4,725,752	$136,827	2.9%
Impact of restructuring executive retirement plans	(2,323)	(17,608)	15,285	-86.8
Impact of MEPP charge	(1,451)	(43,201)	41,750	-96.6
Impact of severance charges	(5,109)	(15,341)	10,232	-66.7
Impact of US Foods merger and integration planning costs	(36,769)	—	(36,769)	NM
Impact of change in estimate of self insurance	(23,841)	—	(23,841)	NM
Impact of contingency accrual	(20,000)	—	(20,000)	NM
Impact of facility closure charges	(2,497)	(1,974)	(523)	26.5

Operating expenses adjusted for certain items (Non-GAAP)	$4,770,589	$4,647,628	$122,961	2.6%

Operating Income (GAAP)	$1,162,600	$1,198,635	$(36,035)	-3.0%
Impact of restructuring executive retirement plans	2,323	17,608	(15,285)	-86.8
Impact of MEPP charge	1,451	43,201	(41,750)	-96.6
Impact of severance charges	5,109	15,341	(10,232)	-66.7
Impact of US Foods merger and integration planning costs	36,769	—	36,769	NM
Impact of change in estimate of self insurance	23,841	—	23,841	NM
Impact of contingency accrual	20,000	—	20,000	NM
Impact of facility closure charges	2,497	1,974	523	26.5

Operating income adjusted for certain items (Non-GAAP)	$1,254,590	$1,276,759	$(22,169)	-1.7%

Interest Expense (GAAP)	$92,536	$97,325	$(4,789)	-4.9%
Impact of US Foods financing costs	(3,093)	—	(3,093)	NM

Interest Expense (GAAP)	$89,443	$97,325	$(7,882)	-8.1%

Net earnings (GAAP)	$677,362	$709,384	$(32,022)	-4.5%
Impact of restructuring executive retirement plans (net of tax)	1,464	11,264	(9,800)	-87.0
Impact of MEPP charge (net of tax)	914	27,635	(26,721)	-96.7
Impact of severance charges (net of tax)	3,219	9,813	(6,594)	-67.2
Impact of US Foods merger and integration planning costs (net of tax)	23,166	—	23,166	NM
Impact of change in estimate of self insurance (net of tax)	15,021	—	15,021	NM
Impact of contingency accrual (net of tax)	18,150	—	18,150	NM
Impact of facility closure charges (net of tax)	1,573	1,263	310	24.5
Impact of US Foods financing costs (net of tax)	1,949	—	1,949	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$742,818	$759,359	$(16,541)	-2.2%

Diluted earnings per share (GAAP)	$1.15	$1.20	$(0.05)	-4.2%
Impact of restructuring executive retirement plans	—	0.02	(0.02)	-100.0
Impact of MEPP charge	—	0.05	(0.05)	-100.0
Impact of severance charges	0.01	0.02	(0.01)	-50.0
Impact of US Foods merger and integration planning costs	0.04	—	0.04	0.0
Impact of change in estimate of self insurance	0.03	—	0.03	NM
Impact of contingency accrual	0.03	—	0.03	NM
Impact of facility closure charges	—	—	—	NM
Impact of US Foods financing costs	—	—	—	NM

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$1.26	$1.28	$(0.02)	-1.6%

Diluted shares outstanding	589,834,321	591,054,506

(1)	Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, US Foods merger costs, change in estimate of self insurance, charges from a contingency accrual, charges from facility closures and amortization of US Foods financing costs was $44,627 and $28,149 for the 39-week periods ended March 29, 2014 and March 30, 2013, respectively. Amounts are calculated by multiplying the operating income impact of each item by each 39-week period’s effective tax rate with the exception of the impact of the charges from a contingency accrual, which has an estimated non-deductible portion.

(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings—underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. We do not mean to imply that free cash flow is necessarily available for discretionary expenditures, however, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	39-Week Period Ended Mar. 29, 2014	39-Week Period Ended Mar. 30, 2013	39-Week Period Change in Dollars	39-Week Period % Change
Net cash provided by operating activities (GAAP)	$848,064	$759,408	$88,656	11.7%
Additions to plant and equipment	(387,451)	(373,048)	(14,403)	-3.9
Proceeds from sales of plant and equipment	23,695	12,115	11,580	95.6

Free Cash Flow (Non-GAAP)	$484,308	$398,475	$85,833	21.5%